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                                                                    EXHIBIT 4(b)


                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                     -----------------------------------


        THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is made as of August 16, 1995, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the "Company"), and THE HUNTINGTON TRUST COMPANY, NATIONAL ASSOCIATION, a national association, as Rights Agent (the "Rights Agent").


                                   RECITALS
                                   --------

        A. The Board of Directors of the Company, on February 21, 1990, declared a dividend of one Right for each outstanding share of common stock, without par value, of the Company.

        B. The Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement"), dated as of February 22, 1990, which set forth the description and terms of the Rights.

        C. The Company is permitted, pursuant to Section 27 of the Rights Agreement, to amend the Rights Agreement without the approval of any holder of the Rights at any time prior to the Distribution Date (as that term is defined in the Rights Agreement).

        D. Upon the advice of the Company's financial advisors and counsel, the Board of Directors of the Company desires to amend the Rights Agreement upon the terms and conditions hereinafter set forth and has approved such amendments pursuant to a meeting of the Board of Directors held on August 16, 1995.

        E. The Rights Agent desires to continue to act as Rights Agent for the Company on the terms and conditions set forth in the Rights Agreement, as amended by this Amendment.


                                  AGREEMENT
                                  ---------

        In consideration of the foregoing and the mutual promises contained herein, the parties agree that the Rights Agreement shall be amended as follows:

1. Section 1. Certain Definitions, subsection (a) shall be amended to read in its entirety as follows:

                (a) "Acquiring Person" shall mean any person who or which, alone or together with all Affiliates and Associates of such person, shall be the Beneficial Owner of 10% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan.
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2.      Section 1.  Certain Definitions, subsection (p) shall be amended to read in its entirety as follows:

                (p) "Expiration Date" shall mean August 16, 2005.


3. Section 1. Certain Definitions, subsection (w) shall be amended to read in its entirety as follows:

                (w) "Purchase Price" with respect to each Right shall mean $80.00, as such amount may from time to time be adjusted as provided herein after August 16, 1995, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.


4. Section 3. Issue of Rights and Right Certificates, subsection (b) shall be amended to read in its entirety as follows:

                (b) Until the earlier of (i) the occurrence of a Triggering Event and (ii) the date which is the 10th Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to the occurrence of a Triggering Event) after the day of the commencement of, or first public disclosure of the intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of 10% or more of the outstanding Common Shares (including any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights) (the earlier of such dates referred to in the preceding clauses (i) or (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights, including the right to receive Right Certificates as herein provided, will be transferable only in connection with the transfer of Common Shares. Subject to paragraph (e) of this Section 3, as soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage prepaid mail, to each record holder of Common Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one whole Right for each Common Share held by such record holder. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.


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 5.     Except as otherwise amended hereby, the Rights Agreement shall remain unchanged and in full force and effect.


        IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.

Attest:                                 HUNTINGTON BANCSHARES INCORPORATED


/s/ Ralph K. Frasier                    By:   /s/ Zuheir Sofia
------------------------------              ---------------------------------
Ralph K. Frasier, Secretary                   Zuheir Sofia, President



Attest:                                 THE HUNTINGTON TRUST COMPANY,
                                        NATIONAL ASSOCIATION


/s/ Ralph K. Frasier                    By:   /s/ Norman A. Jacobs
------------------------------              ---------------------------------

                                        Its:    President
                                            ---------------------------------




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